FREE WRITING PROSPECTUS Dated September 11, 2013	Filed Pursuant to Rule 433 Registration No. 333-178682 Registration No. 333-178682-03

**PRICING DETAILS** $783.21mm World Omni Lease Securitization (WOLS) 2013-A

JOINT LEADS : Credit Suisse (str), BAML, MS         Public, SEC Registered

CLS	$AMT(mm)		WAL	M/F	WIN	L.FINAL	BNCH	SPRD	YLD%	CPN	$ PRICE
A-1	110.000		0.22	P-1/F1+	1-6	10/10/14			0.250	0.25	100-00
A-2A	179.000	\	1.27	Aaa/AAA	6-23	05/16/16	EDSF	+34	0.737	0.73	99.99257
A-2B	164.000	/			6-23	05/16/16	1mL	+32			100-00
A3	215.000		2.17	Aaa/AAA	23-31	12/15/16	IntS	+44	1.110	1.10	99.98403
A4	85.170		2.63	Aaa/AAA	31-32	02/15/19	IntS	+55	1.408	1.40	99.98997
B	30.040		2.74	Aa2/AA	32-33	02/15/19	IntS	+75	1.653	1.64	99.98036

* Expected Settle:	09/18/13
* Format:	Public, SEC Registered
* First Pay Date:	10/15/13
* Pxing Speed:	75% PPC to 10% Call
* Expected Ratings:	Moody’s, Fitch
* Min Denoms:	$1k x $1k
* ERISA:	Yes
* A2 Split:	Max A2B Size = $164mm
* Bill & Deliver:	Credit Suisse
* Timing:	Priced
* Netroadshow Dets:	www.netroadshow.com Entry Code: WOLS2013
* Intexnet Dealname:	csfwols_2013-a_red Entry Code: 7AAU

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (800) 221-1037.